Exhibit 99
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VIACOM ANNOUNCES CONSIDERATION FOR CASH TENDER OFFER FOR UP TO
$500 MILLION OF ITS OUTSTANDING 6.25% SENIOR NOTES DUE 2016

NEW YORK, February 28, 2011 – Viacom Inc. (NYSE: VIA, VIA.B) today announced the reference yield, the total consideration and the tender offer consideration for the previously announced cash tender offer for up to $500 million of its outstanding 6.25% Senior Notes due 2016 (the “2016 Notes”). The tender offer is scheduled to expire at midnight on March 14, 2011, unless the tender offer is extended or terminated. The terms and conditions of the tender offer are set forth in an Offer to Purchase dated February 14, 2011 (the “Offer to Purchase”) and related Letter of Transmittal.

The reference yield for the tender offer was determined at 2:00 p.m., New York City time, today. The total consideration and the tender offer consideration for the 2016 Notes are based on the reference yield plus the fixed spread as set forth in the table below:

CUSIP Numbers	Title of Security	Reference Treasury Security	Reference Yield	Fixed Spread (bps)(1)	Total Consideration(1)(2)	Tender Offer Consideration(2)
925524BB5/ 925524BA7	6.25% Senior Notes due 2016	2.00% U.S. Treasury due 1/31/2016	2.097%	90	$1,154.51(3) $1,153.44(4)	$1,123.44(4)

(1)	Includes an early tender premium of $30 per $1,000 principal amount of 2016 Notes.
(2)	Per $1,000 principal amount of 2016 Notes tendered and accepted for purchase.
(3)	Assumes an expected settlement date of March 1, 2011.
(4)	Assumes an expected settlement date of March 15, 2011.

As described in the Offer to Purchase, Viacom expects to accept for purchase 33.33% of the 2016 Notes that are validly tendered and not validly withdrawn at or before 5:00 p.m., New York City time, today (the “Early Tender Date”), and such 2016 Notes accepted for purchase are expected to be settled on March 1, 2011.

Tendered 2016 Notes may be withdrawn at or before 5:00 p.m., New York City time, today (the “Withdrawal Date”), but may not be withdrawn after the Withdrawal Date, except in certain limited circumstances where Viacom determines that additional withdrawal rights are required by law. Withdrawn 2016 Notes may be re-tendered at any time prior to the expiration of the tender offer. The tender offer is subject to certain customary conditions. The tender offer is not conditioned on the tender of a minimum principal amount of 2016 Notes. Viacom may amend, extend or, subject to certain conditions, terminate the tender offer at any time.

Holders that validly tender on or prior to the Early Tender Date and do not validly withdraw their 2016 Notes on or prior to the Withdrawal Date and whose 2016 Notes are accepted for purchase will receive the total consideration indicated in the table above, depending on when such 2016 Notes are settled. Holders that validly tender after the Early Tender Date but on or prior to the expiration of the tender offer and whose 2016 Notes are accepted for purchase will receive the tender offer consideration indicated in the table above.

With respect to any 2016 Notes accepted for purchase in the tender offer, Viacom will pay accrued and unpaid interest up to, but not including, the applicable date of payment for the purchased 2016 Notes.

For this tender offer, Viacom has retained BofA Merrill Lynch, Mitsubishi UFJ Securities, Morgan Stanley, and Wells Fargo Securities to serve as dealer managers, and Global Bondholder Services Corporation to serve as the information agent and depositary.

Requests for the Offer to Purchase and related documents may be directed to Global Bondholder Services Corporation at (866) 873-6300 (U.S. toll free) or at (212) 430-3774 (collect), or in writing to 65 Broadway - Suite 404, New York, NY 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 (U.S. toll free) or (980)-388-9217 (collect), Mitsubishi UFJ Securities (USA), Inc. at (877) 649-6848 (U.S. toll free) or (212)-405-7440 (collect), Morgan Stanley & Co. Incorporated at (800) 624-1808 (U.S. toll free) or (212) 761-0858 (collect), or Wells Fargo Securities, LLC at (866) 309-6316 (U.S. toll free) or (704) 715-8341 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The solicitation of offers to buy the 2016 Notes is only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. The offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Viacom, the dealer managers, the depositary or the information agent is making any recommendation as to whether or not holders should tender their 2016 Notes in connection with the tender offer.

About Viacom

Viacom is home to the world's premier entertainment brands. Through its BET Networks, MTV Networks and Paramount Pictures divisions, Viacom connects with audiences through compelling content across television, motion picture, online and mobile platforms in more than

160 countries and territories. With approximately 170 media networks reaching more than 600 million global subscribers, Viacom's leading brands include MTV, VH1, CMT, Logo, BET, CENTRIC, Nickelodeon, Nick Jr., TeenNick, Nicktoons, Nick at Nite, COMEDY CENTRAL, TV Land, Spike TV and Tr3s. Paramount Pictures, America's oldest film studio and creator of many of the most beloved motion pictures, continues today as a major global producer and distributor of filmed entertainment. Viacom operates more than 500 branded digital media properties, including several of the world's most popular destinations for entertainment, community and casual online gaming.

For more information about Viacom and its businesses, visit www.viacom.com.

Cautionary Statement Concerning Forward-Looking Statements

This news release contains both historical and forward-looking statements. All statements that are not statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements reflect the Company's current expectations concerning future results, objectives, plans and goals, and involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause actual results, performance or achievements to differ. These risks, uncertainties and other factors include, among others: the public acceptance of the Company's programs, motion pictures and other entertainment content on the various platforms on which they are distributed; technological developments and their effect in the Company's markets and on consumer behavior; the impact of piracy; competition for audiences and distribution; fluctuations in the Company's results due to the timing, mix and availability of the Company's motion pictures; economic conditions generally, and in advertising and retail markets in particular; changes in the Federal communications laws and regulations; other domestic and global economic, business, competitive and/or regulatory factors affecting the Company's businesses generally; and other factors described in the Company's news releases and filings with the Securities and Exchange Commission, including its Fiscal Year 2010 Transition Report on Form 10-K and reports on Form 10-Q and Form 8-K. The forward-looking statements included in this document are made only as of the date of this document, and the Company does not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Media	Investors
Kelly McAndrew	James Bombassei
212-846-7455	212-258-6377
kelly.mcandrew@viacom.com	james.bombassei@viacom.com

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